Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Launches Public Offering of 1.75% Convertible Senior Notes Due 2026

Bethesda, MD, February 3, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has launched an underwritten public offering of $175,000,000 aggregate principal amount of its 1.75% Convertible Senior Notes due 2026 (the “Notes”). The Company expects to grant the underwriters a 13-day option to purchase up to an additional $25,000,000 aggregate principal amount of the Notes solely to cover over-allotments, if any. The Notes will have terms identical to the $500,000,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2026 issued by the Company on December 15, 2020 (the “Initial Notes”) and will be of the same series as the Initial Notes. The Notes will have the same CUSIP number and are expected to trade interchangeably with the Initial Notes.

The Notes will be the Company’s senior unsecured obligations and will rank equally with all of its existing and future unsecured debt that is not subordinated, senior to any future subordinated debt and junior to all existing and future debt and preferred equity of the Company’s subsidiaries. The Notes will pay interest semiannually at a rate of 1.75% per annum and will mature on December 15, 2026. The Notes will have an initial conversion rate of 39.2549 per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $25.47 per common share of the Company (“Common Shares”) and a conversion premium of approximately 35.0% based on the closing price of $18.87 per Common Share on December 10, 2020). The initial conversion rate of the Notes is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. Prior to June 15, 2026, the Notes will be convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity of the Notes. Upon conversion, holders will receive cash, Common Shares or a combination thereof at the Company’s election. The Notes will be issued under the Company's currently effective shelf registration statement filed with the Securities and Exchange Commission.

BofA Securities and Raymond James are the joint book-running managers of the offering.

In connection with the pricing of the Notes, the Company expects to enter into one or more privately negotiated capped call transactions with certain of the underwriters, their respective affiliates and/or other counterparties (the “Option Counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of Common Shares underlying the Notes. The capped call transactions are generally expected to reduce the potential dilution to Common Shares upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions will initially be $33.0225, which represents a premium of 75.0% over the last reported sale price of Common Shares on the New York Stock Exchange on December 10, 2020, and will be subject to certain adjustments under the terms of the capped call transactions.

In connection with establishing their initial hedges of the capped call transactions, the Option Counterparties or their respective affiliates expect to purchase Common Shares and/or enter into various derivative transactions with respect to Common Shares concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Shares or the Notes at that time.

In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Shares and/or purchasing or selling Common Shares or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so following any conversion, repurchase, or redemption of the Notes, to the extent the Company exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of Common Shares or the Notes, which could affect the ability of holders to convert the Notes. To the extent the activity occurs during any observation period related to a conversion of the Notes, it could also affect the number of Common Shares and value of the consideration that holders will receive upon conversion of the Notes.

The Company intends to use a portion of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional Notes, the Company expects to use a portion of the net proceeds from the sale of such additional Notes to enter into additional capped call transactions. The Company will contribute the remainder of the net proceeds to its operating partnership. The operating partnership will use the net proceeds to reduce amounts outstanding under the Company’s senior unsecured revolving credit facility and unsecured term loans.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the preliminary prospectus supplement and base prospectus relating to the Notes may be obtained by contacting BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@bofa.com and Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, email: prospectus@raymondjames.com, telephone: 1-800-248-8863.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the offering has launched may imply that the offering will price, but pricing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the underwriters have an over-allotment option may imply that this option will be exercised. However, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward-looking statements.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330